                                                                     Exhibit 5.1


                               January 29, 2001


OXIS International, Inc.
6040 N. Cutter Circle, Suite 317
Portland, OR 97217-3935

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to OXIS International, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering 885,000 shares of the Company's Common Stock, $0.001 par value, (the "Shares"). The Shares are reserved for issuance under the Company's 1994 Stock Incentive Plan (the "Plan").

     In our capacity as such counsel, we have reviewed the corporate actions of the Company in connection with this matter and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents or other evidence as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold by the Company against payment therefor pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                        Very truly yours,


                                        Tonkon Torp LLP